EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation (a) dated February 17, 2006, with respect to the consolidated financial statements and schedules of MCG Capital Corporation, MCG Capital Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MCG Capital Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005, (b) dated April 25, 2006, with respect to the consolidated financial statements and schedules of MCG Capital Corporation included in its Quarterly Report (Form 10-Q) for the three-month period ended March 31, 2006 and (c) dated August 3, 2006, with respect to the consolidated financial statements and schedules of MCG Capital Corporation included in its Quarterly Report (Form 10-Q) for the three- and six-month periods ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Mclean, Virginia September 20, 2006